UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )

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Rambus Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 3, 2005

To our stockholders:

          You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Rambus Inc. The Annual Meeting will be held on:

Date:	Tuesday, May 3, 2005
Time:	10:00 a.m., local time
Place:	Westin Hotel 675 El Camino Real Palo Alto, California 94301

The following matters will be voted on at the Annual Meeting:

1.	Election of four Class II directors;

2.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

3.	Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

We are not aware of any other business to come before the special meeting.

These items of business are more fully described in the Proxy Statement which accompanies this Notice of Annual Meeting.

Only stockholders of record as of March 7, 2005, may vote at the Annual Meeting. Whether or not you plan to attend the meeting, please vote at www.proxyvote.com, call 1-800-690-6903 or complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. Please read this Proxy Statement carefully.  We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors

John D. Danforth Sr. Vice President, General Counsel and Secretary

Los Altos, California
March 18, 2005

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AT WWW.PROXYVOTE.COM,
CALL 1-800-690-6903, OR COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY
CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE

RAMBUS INC. PROXY STATEMENT
FOR
2005 ANNUAL MEETING OF STOCKHOLDERS

RAMBUS INC. PROXY STATEMENT FOR 2005 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited on behalf of the Board of Directors of Rambus Inc. (Rambus) for use at Rambus’s 2005 Annual Meeting of Stockholders (the Annual Meeting) to be held on Tuesday, May 3, 2005 at 10:00 a.m. local time, and at any postponement or adjournment of the meeting. The purposes of the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders.

The Annual Meeting will be held at the Westin Hotel located at 675 El Camino Real, Palo Alto, California. Our principal executive offices are located at 4440 El Camino Real, Los Altos, California 94022, our telephone number is (650) 947-5000, and our Internet address is www.rambus.com.

These proxy solicitation materials and the enclosed Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including financial statements, were first mailed on or about April 4, 2005, to all stockholders entitled to vote at the meeting. Stockholders may obtain, for the cost of copying, a copy of any exhibits to our Form 10-K by writing to Rambus Inc., 4440 El Camino Real, Los Altos, California 94022, Attention: John D. Danforth, Sr. Vice President, General Counsel and Secretary.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote

You may vote at the Annual Meeting if you owned your shares as of the close of business on March 7, 2005 (the Record Date). As of that date, we had a total of 99,254,489 shares of common stock outstanding, which were held of record by approximately 998 stockholders. As of the Record Date, we had no shares of Preferred Stock outstanding. You are entitled to one vote for each share of our common stock that you own.

Voting Your Proxy	If your shares of common stock are held by a broker, bank or other nominee, you will receive instructions from them that you must follow in order to have your shares voted.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by:

• voting via the internet at www.proxyvote.com,
• voting by telephone at 1-800-690-6903, or,
• signing, dating and mailing the proxy card in the postage-paid envelope that we have provided.

Of course, even if you vote your shares by proxy, you may also choose to come to the meeting and vote your shares in person. If you provide instructions in your completed proxy card, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” the two proposals to be voted on at the Annual Meeting.

Discretionary Voting Power; Matters to be Presented

We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have subsequently revoked your proxy.

Changing Your Vote	If you would like to change your vote you can do so in the following ways:

	•	deliver written notice of your revocation to our Secretary prior to the Annual Meeting;
	•	deliver a properly executed, later dated proxy prior to the Annual Meeting; or
	•	attend the Annual Meeting and vote in person.

If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to change your vote.

Please note that your attendance at the meeting in and of itself is not enough to revoke your proxy.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses.

Meeting Quorum	The Annual Meeting will be held if a majority of our outstanding shares of common stock entitled to vote at the meeting are represented in person or by proxy.

Our Voting Recommendations

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the directions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

	•	“FOR” the election of J. Thomas Bentley, Mike Farmwald, Kevin Kennedy, and Geoff Tate as Class II directors; and
	•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005.

Abstentions, Withheld, and Broker Non-Votes	We treat shares that are voted “WITHHELD” or “ABSTAIN” in person or by proxy as being:

	•	present for purposes of determining whether or not a quorum is present at the Annual Meeting; and
•

entitled to vote on a particular subject matter at the Annual Meeting; therefore a “WITHHELD” or “ABSTAIN” vote is the same as voting against a proposal that has a required, affirmative voting threshold, such as proposal 2, but will have no effect on proposal 1, the election of our Class II directors, who are elected by a plurality of votes.

If you hold your common stock through a broker, the broker may be prevented from voting shares held in your brokerage account on some proposals (a broker non-vote) unless you have given the broker voting instructions.  Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but do not count for or against any particular proposal.

Deadline for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future annual meeting only if they comply with the requirements of the proxy rules established by the SEC. Stockholder proposals, including nominations for the election of directors, which are intended to be presented by such stockholders at our 2006 Annual Meeting of Stockholders must be received by us no later than February 2, 2006  to be considered for inclusion in the proxy statement and proxy card relating to that meeting.

In addition to the SEC rules and regulations, our bylaws establish an advance notice procedure for proposals that a stockholder does not want to have included in our proxy statement relating to a meeting.  Generally for these proposals, including the nomination of a person for director, a stockholder must provide written notice to our corporate secretary at least 90 days in advance of the meeting.

Moreover, your notice must contain specific information concerning the matters to be brought before the meeting. We urge you to read our bylaws in full in order to fully understand the requirements of bringing a proposal or nomination.

A copy of the full text of the bylaw provision relating to our advance notice procedure may be obtained by writing to our Corporate Secretary.  All notices of proposals by stockholders, whether or not included in proxy materials, should be sent to Rambus Inc., 4440 El Camino Real, Los Altos, CA 94022, Attention: Secretary.

Communication With the Board

Our Board of Directors may be contacted by writing to them via regular mail at c/o Board of Directors, Rambus Inc., 4440 El Camino Real, Los Altos, CA 94022. If you wish to contact our Board of Directors or any member of the Audit Committee to report questionable accounting or auditing matters you may do so anonymously by using this mailing address and designating the communication as “confidential.”

Our process for handling communications to our Board of Directors is as follows:

Any stockholder communications that the Board is to receive will first go to the Secretary, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

Unless the communication is marked “confidential,” the general counsel will review, summarize and, if appropriate, draft a response to the communication in a timely manner.  The summary and response will be in the form of a memo, which will become part of the stockholder communications log that the general counsel maintains with respect to all stockholder communications.

The general counsel will then forward the original stockholder communication along with the memo to the board member(s) (or committee chair if the communication is addressed to a committee) for review.

Any stockholder communication marked “confidential” will be logged by the general counsel or Secretary as “received” but will not be reviewed, opened or otherwise held by the general counsel or Secretary. Such confidential correspondence will be immediately forwarded to the addressee(s) without a memo or any other comment by the general counsel or Secretary.

Annual Meeting Attendance

Members of the Company’s Board of Directors are invited but not required to attend the Annual Meeting of Stockholders. The 2004 Annual Meeting of Stockholders was attended by Directors William Davidow, David Mooring, and Geoff Tate.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of nine members who are divided into two classes with overlapping two-year terms. We have four (4) Class I directors and five (5) Class II directors. At each annual meeting of stockholders, a class of directors is elected for a term of two (2) years to succeed those directors whose terms expire on the annual meeting date. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the two classes so that, as nearly as possible, each class will consist of an equal number of directors.  Any vacancy occurring mid-term will be filled by a person selected by a majority of the other current members of the Board of Directors. There is no family relationship between any of our directors.

Nominees

Dr. William Davidow, a Class II Director, has informed us that he will not stand for re-election at this Annual Meeting.  As a result, four Class II directors are to be elected at the Annual Meeting for a two-year term ending in 2007.  Based upon the recommendation of our Corporate Governance/Nominating Committee, our Board has nominated:  J. Thomas Bentley, Mike Farmwald, Kevin Kennedy, and Geoff Tate for election as Class II directors.

If any of Mr. Bentley, Dr. Farmwald, Dr. Kennedy, or Mr. Tate is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors.

Following the Annual Meeting, Mr. Davidow’s departure from our Board of Directors will create a vacancy in the Class II directors class, which the Board of Directors may fill by appointment of the Board, or, in its discretion, eliminate by decreasing the authorized number of directors.

Vote Required

Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the four nominees who receive the greatest number of votes will be elected.  There are no cumulative voting rights in the election of directors.

Director Emeritus

In 2005, based upon the recommendation of the Corporate Governance/Nominating Committee, our Board of Directors established a Director Emeritus program for certain directors post-service to the Board of Directors, in recognition of their service on our Board of Directors, and to assist in continuity of membership on our Board of Directors.  Individuals are appointed as Director Emeritus by our Board of Directors for renewable one year terms.  They will receive no compensation.  Individuals who accept such appointment to the position of Director Emeritus will provide advisory and consulting services on certain business matters as the Board of Directors may determine and may attend all meetings of the Board of Directors and participate in a non-voting capacity at such meetings.  Directors Emeritus are subject to the same trading windows and restrictions as members of the Board of Directors. On March 11, 2005, the Board appointed Dr. Davidow as a Director Emeritus, effective after the Annual Meeting.

Director Resignations

Charles Geschke whose term would have expired at the 2006 Annual Meeting, resigned from our Board of Directors effective March 11, 2005, as previously disclosed on a Form 8-K, filed with the SEC on March 17, 2005.

Information about the Director Nominees and Other Directors	The following table contains information regarding the Class II nominees and other directors as of March 11, 2005.

Nominees for Class II Directors

Name	Age	Principal Occupation and Business Experience

J. Thomas Bentley	55

Mr. Bentley has served as a director of Rambus since March 11, 2005. He has been a Managing Director at SVB Alliant (formerly Alliant Partners), a mergers and acquisitions firm, since he co founded the firm in 1990.  Mr. Bentley holds a B.A. degree in Economics from Vanderbilt University and a Masters of Science in Management from the Massachusetts Institute of Technology. Mr. Bentley is a director and audit committee financial expert for Nanometrics Inc., a nanotechnology design company.

P. Michael Farmwald, Ph.D.	50

Dr. Farmwald has served as a director since co-founding Rambus in March 1990.  In addition he served as Vice President and Chief Scientist from March 1990 to November 1993. Dr. Farmwald founded Skymoon Ventures, a venture capital firm, in 2000. In addition, Dr. Farmwald has founded other semiconductor companies, including Matrix Semiconductor, Inc. in 1997.  Dr. Farmwald holds a B.S. degree in Mathematics from Purdue University and a Ph.D. in Computer Science from Stanford University.

Kevin Kennedy, Ph.D.	49

Dr. Kennedy has served as a director of Rambus since April 2003. He is currently Chief Executive Officer and a director at JDS Uniphase Corporation, a communications equipment corporation.  From August 2001 to September 2003, Dr. Kennedy was the Chief Operating Officer of Openwave Systems, Inc., a software corporation. Prior to joining Openwave Systems Inc., Dr. Kennedy served seven years at Cisco Systems, Inc., a networking corporation, most recently as Senior Vice President of the Service Provider Line of Business and Software Technologies Division, and 17 years at Bell Laboratories.  Dr. Kennedy is a director of Quantum Corporation, and Openwave Systems, Inc.

Geoff Tate	50

Mr. Tate served as our Chief Executive Officer until January 2005 and currently serves as Chairman of the Board of Directors. Mr. Tate served as President, Chief Executive Officer and director from May 1990 to December 1999. From February 1989 to January 1990, Mr. Tate served as Senior Vice President and Corporate Officer, Microprocessor and Peripherals with Advanced Micro Devices, Inc. (AMD), a semiconductor manufacturer.  From 1979 to 1989, Mr. Tate served in various marketing and product line management positions with AMD. Mr. Tate holds a B.S. degree in Computer Science from the University of Alberta and an M.B.A. from the Harvard Graduate School of Business Administration.

Incumbent Class I Directors Whose Terms Expire in 2006

Name	Age	Principal Occupation and Business Experience

Bruce Dunlevie	48

Mr. Dunlevie has served as a director of Rambus since its founding in March 1990.  He has been a General Partner of the venture capital firm Benchmark Capital since April 1996, and was a general partner of the venture capital firm Merrill, Pickard, Anderson & Eyre from 1989 to 1996. He holds a B.A. degree in History from Rice University and a M.B.A. from Stanford University. Mr. Dunlevie also serves on the boards of palmOne, Inc., and several private companies.

Mark Horowitz, Ph.D.	47

Dr. Horowitz has served as a director since co-founding Rambus in March 1990.  Dr. Horowitz also served as a Vice President from March 1990 to May 1994. Dr. Horowitz has taught at Stanford University since 1984 where he is currently a professor of Electrical Engineering and Computer Science. He holds B.S. and M.S. degrees in Electrical Engineering from the Massachusetts Institute of Technology and received his Ph.D. in Electrical Engineering from Stanford University.

Harold Hughes	59

Mr. Hughes has served as our Chief Executive Officer since January 2005 and as a director since June 2003.  He served as a United States Army Officer from 1969 to 1972 before starting his private sector career with Intel Corporation, a semiconductor corporation.  Mr. Hughes held a variety of positions within Intel Corporation from 1974 to 1997, including Treasurer, Vice President of Intel Capital, Chief Financial Officer, and Vice President of Planning and Logistics.  Following Intel, Mr. Hughes was the Chairman and Chief Executive Officer of Pandesic, LLC.  He also serves on the boards of Berkeley Technology, Ltd., Xilinx, Inc., and Remec, Inc.  He holds a B.A. from the University of Wisconsin and an M.B.A. from the University of Michigan.

David Mooring	46

Mr. Mooring has served as a director since December 1999. Mr. Mooring joined us in 1991 as the Vice President of Marketing and Sales and has served in a variety of executive roles at Rambus, including President from 1999 to 2004.  In February 2005, he discontinued his role as an executive officer and became a part-time employee of Rambus assisting on licensing, corporate development, and strategy. From 1989 to 1991, he served as Vice President of Marketing and Sales at Vitesse Semiconductor. From 1980 to 1989, Mr. Mooring held various sales and then marketing management positions at Intel Corporation. Mr. Mooring holds a B.S. degree in Economics from Santa Clara University, an M.B.A. from Pepperdine University and an M.S. degree in Computer Engineering from the University of Southern California. Mr. Mooring also serves as a board member of several private companies.

Information Regarding Director Emeritus		The following table sets forth information with respect to each Director Emeritus. Dr. Davidow will serve as a director emeritus after the Annual Meeting as he is not standing for re-election.

Name	Age	Principal Occupation and Business Experience

William Davidow, Ph.D.	69

Dr. Davidow was a director since we were founded in March 1990 and will serve until this Annual Meeting.  He served as chairman of the Board of Directors until January 2005 and as a director thereafter.  Since 1985, Dr. Davidow has been a general partner of Mohr, Davidow Ventures, a venture capital firm.  From 1973 to 1985, he held a number of management positions at Intel Corporation, including Senior Vice President of Marketing and Sales, Vice President of the Microcomputer Division and Vice President of the Microcomputer Systems Division.  Dr. Davidow holds A.B. and M.S. degrees in Electrical Engineering from Dartmouth College, an M.S. degree in Electrical Engineering from the California Institute of Technology, and a Ph.D. in Electrical Engineering from Stanford University.  He also serves as Chairman of the Board of Directors of FormFactor, Inc.

Board Meetings and Committees

The Board held a total of five meetings during 2004. During 2004, each Board member attended 75% or more of the meetings of the Board and of the committees, if any, of which he was a member.

Board Independence

The Board has determined that each of the directors, except Harold Hughes, Chief Executive Officer and Director; Mark Horowitz, Director; David Mooring, Director; and Geoff Tate, our former Chief Executive Officer and current Chairman of the Board of Directors, has no material relationship with Rambus (either directly as a partner, stockholder or officer of an organization that has a relationship with Rambus) and is “independent” as defined under NASD Rule 4200 and the applicable rules promulgated by the Securities and Exchange Commission (the SEC).

Director Qualifications

Except as may be required by rules promulgated by the NASD or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there any specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess.

Corporate Governance Principles

Rambus is committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining Rambus’s integrity in the marketplace.  Rambus has adopted a code of business conduct and ethics for directors, officers, and employees known as the Code of Business Conduct and Ethics.

Executive Sessions Of the Independent Directors	During 2004, there were four sessions of the independent directors.

Committees of the Board	During 2004, the Board had three standing committees:

• an Audit Committee,
• a Compensation Committee, and
• a Corporate Governance/Nominating Committee.

The following describes each committee, its function, its current membership, and the number of meetings held during 2004.  Each of the committees operates under a written charter adopted by the Board.  All of the committee charters are available on Rambus’s website at http://investor.rambus.com/governance/governance.cfm.

Audit Committee

During 2004, the Audit Committee was comprised of Dr. Davidow, Mr. Dunlevie, and Mr. Hughes, who served as Chairman of the Audit Committee.  On January 9, 2005, Mr. Hughes discontinued his service on the Audit Committee when he was elected by the Board to serve as Chief Executive Officer of the Company.  On January 25, 2005, Dr. Farmwald was appointed to the Audit Committee.  On March 11, 2005, Mr. Dunlevie resigned as a member of the Audit Committee and Mr. Bentley was appointed as Chairman of such committee. Currently the Audit Committee is comprised of Mr. Bentley, Dr. Davidow, and Dr. Farmwald. The Audit Committee held eight meetings during 2004.

The Audit Committee oversees our corporate accounting and financial reporting processes and controls, as well as our internal and external audits. Its duties include:

	•	Providing the results of its examinations, and recommendations derived from these examinations, to the Board of Directors,
	•	Outlining to the Board of Directors improvements made, or to be made, in internal accounting controls,
	•	Retaining the independent auditors,
	•	Reviewing information security policies,
	•	Overseeing investigations into complaints concerning financial matters, and
	•	Providing additional information and materials that may be necessary to make the Board of Directors aware of significant financial matters that require attention.

The Board of Directors determined Mr. Hughes, who served as Audit Committee Chairman during 2004, until his appointment as Chief Executive Officer on January 9, 2005, was the “Audit Committee financial expert.”  As of March 11, 2005, the Board of Directors determined that Mr. Bentley is the “Audit Committee financial expert.”

The Audit Committee’s role is detailed in the Audit Committee Charter, which was amended and restated by the Board of Directors on March 4, 2004.

Compensation Committee

During 2004, the Compensation Committee was comprised of Mr. Dunlevie, Dr. Geschke, and Dr. Kennedy. Dr. Geschke served as Chairman of the Compensation Committee.  Dr. Geschke resigned from the Board of Directors on March 11, 2005 and Dr. Farmwald was appointed to such committee.  Currently, the Compensation Committee is comprised of Mr. Dunlevie, Dr. Farmwald, and Dr. Kennedy.  Mr. Dunlevie is the Chairman of the Compensation Committee. The Compensation Committee, which met three times during 2004, reviews and makes recommendations to the Board of Directors regarding all forms of compensation to be provided to the executive officers and directors of Rambus, including base compensation, bonuses, and stock compensation.  All members of the Compensation Committee are non-employee, outside directors.  Its duties include:

	•	Monitoring the leadership development process,
	•	Reviewing and approving objectives relevant to executive officer compensation,
	•	Evaluating performance and determining the compensation of executive officers,
	•	Approving severance arrangements and other applicable agreements for executive officers, and
	•	Recommending to the Board director compensation.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2004, no interlocking relationship existed between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee, nor has any such interlocking relationship existed in the past. During fiscal year 2004, no member of the Compensation Committee is, or was formerly, an officer or an employee of Rambus.

Director Compensation

During 2004, all non-employee directors received an annual retainer paid in quarterly installments.  In 2004, all non-employee directors, with the exception of the Audit Committee Chair, were paid $25,000.  In 2004, the Audit Committee Chair was paid $30,000.  Directors may also be reimbursed for expenses incurred while conducting business on behalf of Rambus.

All non-employee directors are eligible to receive stock options pursuant to the discretionary option grant program in effect under the 1997 Stock Plan. The 1997 Stock Plan also provides for an automatic grant of an option to purchase 40,000 shares of our common stock to each new non-employee director.  On March 11, 2005, Mr. Bentley was granted an option to purchase 40,000 shares of our common stock with an exercise price equal to the closing price of our common stock on the Nasdaq Stock Market on the date of the grant.

In addition, each non-employee director is automatically granted an option to purchase 20,000 shares (Subsequent Option) effective October 1st of each year provided he or she is then a director and, provided further, that on such date he or she has served on the Board of Directors for at least six months. On October 1, 2004, Dr. Davidow, Mr. Dunlevie, Dr. Farmwald, Dr. Geschke, Dr. Horowitz, Mr. Hughes and Dr. Kennedy were each granted a Subsequent Option with an exercise price equal to the closing price of Rambus common stock on the Nasdaq Stock Market on the date of the grant.

Corporate Governance/ Nominating Committee

During 2004, the Corporate Governance/Nominating Committee was comprised of Dr. Davidow, Dr. Farmwald, and Dr. Kennedy, with Dr. Davidow serving as Chairman of the Corporate Governance/Nominating Committee.  On March 11, 2005, Dr. Farmwald resigned as a member of the Corporate Governance/Nominating Committee, Mr. Bentley was appointed to such committee and Dr. Kennedy was appointed as the new Chairman of the Corporate Governance/Nominating Committee.  Currently, the Corporate Governance/Nominating Committee is comprised of Mr. Bentley, Dr. Davidow, and Dr. Kennedy.

The Corporate Governance/Nominating Committee held two meetings during 2004.

The Corporate Governance/Nominating Committee recommends and approves Corporate Governance Guidelines for Rambus to follow. Its duties include:

	•	Evaluating and making recommendations to the Board concerning the appointment of directors to Board committees,
	•	Selecting Board committee chairs and committee composition,
	•	Identifying best practices and recommending corporate governance principles,
	•	Overseeing the evaluation of the Board and management, and
	•	Proposing the Board slate for election.

Identifying and Evaluating Nominees For Directors

The Corporate Governance/Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director.  In the event that vacancies on the Board of Directors are anticipated, or otherwise arise, the committee will consider various potential candidates for director.  Candidates may come to the attention of the committee through current Board members, professional search firms, stockholders or other persons.  Mr. Bentley was identified by Mr. Hughes. Prior to the identification of Mr. Bentley, we had retained a professional search firm to assist us in evaluating and identifying potential candidates for the Board of Directors.

Consideration of Stockholder Nominees to the Board

It is the policy of the Corporate Governance/Nominating Committee to consider nominees recommended by stockholders for election to the Board.  Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Rambus Inc., Corporate Secretary, 4440 El Camino Real, Los Altos, CA 94022, and must include: the candidate’s name, age, business address and residence address, the candidate’s principal occupation or employment, the number of shares of the company which are beneficially owned by such candidate, a description of all arrangements or understandings between the stockholder making such nomination and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, detailed biographical data and qualifications, and information regarding any relationships between the candidate and the Company within the last three years, and any other information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.  A stockholder’s recommendation to the Secretary must also set forth: the name and address, as they appear on the Company’s books, of the stockholder making such recommendation, the class and number of shares of the Company which are beneficially owned by the stockholder and the date such shares were acquired by the stockholder, any material interest of the stockholder in such nomination, any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his capacity as a proponent to a stockholder proposal, and a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to Rambus to audit our consolidated financial statements for the fiscal year ending December 31, 2005.

Although ratification by stockholders is not required by law, the Audit Committee has conditioned its appointment of the independent registered public accounting firm upon the receipt of the affirmative vote of a majority of the votes duly cast at the Annual Meeting. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its selection.

Notwithstanding its selection, the Audit Committee, in its discretion, may hire a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Rambus and its stockholders.

Our History with PricewaterhouseCoopers

PricewaterhouseCoopers LLP (or its predecessor, Coopers & Lybrand L.L.P.) has audited our financial statements since 1991. Representatives of PricewaterhouseCoopers LLP may be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Principal Accountant Fees and Services	The aggregate fees billed for professional accounting services by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2004, and December 31, 2003 are as follows:

	Fiscal Year Ended December 31, 2004	Fiscal Year Ended December 31, 2003

Audit Fees (1)	$798,700	$132,875
Audit-Related Fees (2)	$5,000	$53,583
Tax Fees (3)	$174,051	$145,360
All Other Fees	$0	$0

Total Fees	$977,751	$331,818

(1)

 Audit Fees consist of fees for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports.  In 2004, audit fees also include fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal controls over financial reporting; and (ii) the effectiveness of internal control over financial reporting.  These fees in 2004 were $602,600.

(2)	Audit-Related Fees consist of fees for acquisition services, consultations and a Form S-8 filing.
(3)	Tax Fees consist of tax return preparation and technical tax advice.

Policy on Audit Committee Pre-Approval of Audit and the Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve 100% of all audit and permissible non-audit services provided by the independent  registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Independence of PricewaterhouseCoopers LLP	The Audit Committee has determined that the accounting advice and tax services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Vote Required

The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The Board unanimously recommends that you vote “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under the proxy rules of the SEC, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules.

The following table sets forth certain information as of March 11, 2005, regarding beneficial ownership of our Common Stock by (i) each person who is known to us to own beneficially more than five percent (5%) of our common stock, (ii) each director and each nominee for election as a director of Rambus, (iii) each executive officer named in the Summary Compensation Table of this Proxy Statement, and (iv) all of our current directors and officers as a group. The information on beneficial ownership in the table and the footnotes is based upon our records and the most recent Form 13F, Schedule 13D or 13G filed by each such person or entity and information supplied to us by such person or entity. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  Shares subject to options which are exercisable within 60 days of March 11, 2005 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Options Included In Beneficial Ownership	Percentage Of Shares Beneficially Owned (1)

PRIMECAP Management Company (2) 225 South Lake Avenue #400 Pasadena, California 91101	9,552,357		9.6%
Stuart J. Steele (3) 436 South River Road Bedford, New Hampshire, 03110	8,117,001		8.2
Geoff Tate (4)	5,295,688	2,463,732	5.2
David Mooring	2,184,498	1,605,332	2.2
Laura Stark	393,646	363,597		*
Robert K. Eulau	365,777	349,817		*
John Danforth	262,161	250,614		*
J. Thomas Bentley (5)	—	—
William Davidow	917,640	96,668		*
Bruce Dunlevie (6)	731,156	261,664		*
P. Michael Farmwald	2,981,768	10,832	3.0
Mark Horowitz	1,497,909	28,165	1.5
Harold Hughes	42,915	42,915		*
Kevin Kennedy	31,665	31,665		*
All current directors and officers as a group (16 persons) (7)	15,976,865	6,499,345	15.1

*     (Less than 1%)

(1)	Percentage of shares beneficially owned is based on 99,261,606 shares outstanding as of March 11, 2005.
(2)	As reported on Form 13F filed on February 11, 2005.
(3)	As reported on Schedule 13G filed on January 27, 2005.
(4)	Includes 60,000 shares held of record by Mr. Tate’s wife, Colleen Thygesen Tate, as Trustee for their children.
(5)	J. Thomas Bentley was elected to the Board of Directors on March 11, 2005. Mr. Bentley does not own shares exercisable currently or within 60 days of March 11, 2005.
(6)	Includes 32,000 shares held by Mr. Dunlevie as trustee for his children.
(7)	Includes 4,000 shares held in aggregate by immediate family members of other officers not listed in this table.

EXECUTIVE OFFICERS OF THE COMPANY

Information regarding our executive officers and their ages and positions as of March 11, 2005, is contained in the table below. Our executive officers are appointed by, and serve at the discretion of, the Board. There is no family relationship between any of our executive officers.

Name	Age	Position and Business Experience

John D. Danforth	47

Sr. Vice President, General Counsel and Secretary. Mr. Danforth joined us in October 2001 as Sr. Vice President, General Counsel and Secretary. From  2000 to 2001, Mr. Danforth was Sr. Vice President, General Counsel and Secretary for Niku Corp., an enterprise software applications company. From 1994 to 2000, he served as Vice President, General Counsel and Secretary of Creative Labs, Inc., a manufacturer of PC peripherals. From 1985 to 1994, Mr. Danforth was with the law firm of Morrison & Foerster, becoming a partner in 1988. Mr.  Danforth holds a B.A. degree in History, the Arts & Letters from Yale College and a J.D. from Columbia Law School. He is a member of the Bar Associations of California and New York.

Kevin S. Donnelly	43

Vice President, Engineering.  Mr. Donnelly joined us in 1993.  From October 2000 to February 2005 he served as Vice President, Logic Interface Division. From November 1999 to October 2000, he served as Vice President, Consumer and Communications Products Division, where he developed non-computing applications for RDRAM interface solutions. From March 1999 to November 1999, Mr. Donnelly held the position of Vice President, Platform Architecture Division where he focused on the design of I/O circuits and management of circuit design groups.  From January 1995 through March 1999 Mr. Donnelly was a Circuit Design Manger. Before joining Rambus, Mr. Donnelly held engineering positions at National Semiconductor, Sipex, and Memorex, over an eight year period. He holds a B.S. degree in Electrical Engineering and Computer Sciences from the University of California, Berkeley, and an M.S. degree in Electrical Engineering from San Jose State University.

Robert K. Eulau	43

Sr. Vice President, Finance and Chief Financial Officer. Mr. Eulau joined us in May 2001.  He was appointed Sr. Vice President, Finance, Chief Financial Officer in July 2001. From 1985 to 2001, Mr. Eulau held various financial and marketing management positions at Hewlett-Packard Company, most recently, he was Vice President and CFO of the Business Customer Organization.  Mr. Eulau serves on the board of Portal Software, Inc. Mr. Eulau holds a B.A. degree in Mathematics from Pomona College and a M.B.A. in Finance and Accounting from the University of Chicago.

Sharon E. Holt	40

Sr. Vice President, Worldwide Sales and Marketing.  Mrs. Holt has served as our Senior Vice President, Worldwide Sales and Marketing since joining us in August 2004.  From November 1999 to July 2004, Mrs. Holt held various positions at Agilent Technologies, Inc., an electronics instruments and controls company, most recently as Vice President and General Manager, Americas Field Operations, Semiconductor Products Group.  Prior to Agilent Technologies, Inc., Mrs. Holt held various engineering, marketing, and sales management positions at Hewlett-Packard Company, a hardware manufacturer.  Mrs. Holt holds a B.S. degree in Electrical Engineering, with a minor in Mathematics from the Virginia Polytechnic Institute and State University.

Name	Age	Position and Business Experience

Harold Hughes	59

Mr. Hughes has served as our Chief Executive Officer since January 2005 and as a director since June 2003.  He served as a United States Army Officer from 1969 to 1972 before starting his private sector career with Intel Corporation, a semiconductor corporation.  Mr. Hughes held a variety of positions within Intel Corporation from 1974 to 1997, including Treasurer, Vice President of Intel Capital, Chief Financial Officer, and Vice President of Planning and Logistics.  Following Intel, Mr. Hughes was the Chairman and Chief Executive Officer of Pandesic, LLC.  He also serves on the boards of Berkeley Technology, Ltd., Xilinx, Inc., and Remec, Inc.  He holds a B.A. from the University of Wisconsin and an M.B.A. from the University of Michigan.

Samir A. Patel	45

Vice President, Engineering.  Mr. Patel joined Rambus in 1991.  From November 1999 to February 2005, he served as Vice President of the Memory Interface Division.  Mr. Patel held various engineering positions before becoming Vice President, Memory Interface Division in November 1999.  Prior to Rambus, Mr. Patel held various positions of increasing responsibility at Sun Microsystems, Catalyst Semiconductor, and National Semiconductor.  Mr. Patel holds a M.S. degree in Electrical Engineering from the University of California, Santa Barbara, and a B.S. degree in Electrical Engineering from the Indian Institute of Technology in Bombay, India.

Michael Schroeder	45

Vice President, Human Resources.  Mr. Schroeder has served as our Vice President, Human Resources since joining us in June 2004.  From April 2003 to May 2004, Mr. Schroeder was Vice President, Human Resources at DigitalThink, Inc. an online service company.  From August 2000 to August 2002, Mr. Schroeder served as Vice President, Human Resources at Alphablox Corporation, a software corporation.  From August 1992 to August 2000, Mr. Schroeder held various positions at Synopsys, Inc., a software and programming company, including California Site Human Resources, Group Director Human Resources, Director Human Resources and Employment Manager.  Mr. Schroeder attended the University of Wisconsin, Milwaukee and studied Russian Language.

Laura S. Stark	36

Vice President, Platform Solutions.  Ms. Stark joined Rambus in 1996 as Strategic Accounts Manager, and held the positions of Strategic Accounts Director and Vice President, Alliances and Infrastructure, before assuming the position of Vice President, Memory Interface Division in October 2000, which she held until February 2005.  Prior to Rambus, Ms. Stark held various positions in the semiconductor products division of Motorola, a communications equipment company, during a six-year tenure, including Technical Sales Engineer for the Apple sales team and Field Application Engineer for the Sun and SGI sales teams.  Ms. Stark holds a B.S. degree in Electrical Engineering from the Massachusetts Institute of Technology.

EXECUTIVE COMPENSATION

The following table sets forth information regarding the compensation of our Chief Executive Officer and our next four most highly compensated executive officers for services rendered in all capacities for the last three fiscal years.

In April 2003, we changed our fiscal year end from September 30 to December 31. The three months represent the interim period from October 1, 2002 thru December 31, 2002.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards

Name and Principal Position	Year	Salary	Bonus (1)	Restricted Stock Awards (3)	Securities Underlying Options (#)	All Other Compensation ($) (2)

Geoff Tate (3)	CY 2004	$325,000	$414,199	—	100,000	$2,524
Chairman of the	CY 2003	282,400	277,987	—	350,000	2,760
Board of Directors	Three-months	71,539	88,359	—	400,000	615
	FY 2002	270,003	344,860	—	100,000	2,610
David Mooring (4)	CY 2004	312,000	322,930	—	85,000	2,224
Director	CY 2003	312,000	277,987	—	200,000	2,760
	Three-months	75,000	88,359	—	400,000	390
	FY 2002	231,308	343,914	—	100,000	2,660
Laura S. Stark	CY 2004	225,000	259,279	—	85,000	2,224
Vice President,	CY 2003	200,128	115,906	—	200,000	2,760
Platform Solutions	Three-months	46,250	44,200	—	100,000	390
	FY 2002	178,750	153,089	—	—	2,660
Robert K. Eulau	CY 2004	250,000	231,622	—	60,000	2,224
Sr. Vice President,	CY 2003	250,000	170,838	—	70,000	2,760
Finance and Chief	Three-months	60,000	53,219	—	80,000	390
Financial Officer	FY 2002	236,250	202,962	—	—	2,660
John D. Danforth (5)	CY 2004	250,000	225,574	—	230,000	2,224
Sr. Vice President,	CY 2003	250,000	143,000	—	70,000	962
General Counsel and	Three-months	62,500	42,517	—	80,000	199
Secretary	FY 2002	230,506	133,891	—	550,000	796

(1)	Earned for services during year.
(2)	Consists of amounts paid by Rambus for (i) group term life insurance premiums and (ii) a 10% matching contribution of the amount each participant contributed to our 401(k) plan.
(3)

Mr. Tate resigned as Chief Executive Officer on January 9, 2005.  Currently he is a part-time, non-executive employee.  Effective as of January 27, 2005, Mr. Tate receives an annual salary of $162,000 and continues to receive standard employee benefits.  He is not party to an employment agreement with the Company. In connection with Mr. Tate's resignation, Mr. Hughes was appointed as Chief Executive Officer. Mr. Hughes is scheduled to earn a salary of $325,000 and a bonus of $325,000 in 2005.  For more information about Mr. Hughes’ compensation, please refer to the Form 8-K filed with the SEC on January 13, 2005.

(4)

Mr. Mooring resigned as President on January 15, 2004.  On February 7, 2005, Mr. Mooring ceased to be an executive officer of the Company.  Please see the section titled “Change of Control and Severance Agreements” on page 20 for further details on Mr. Mooring’s employment relationship with the Company.

EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2004 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans.

	A	B	C

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A) )

Equity Compensation Plans Approved by Security holders (1)	17,486,449	$15.88	1,788,724
Equity Compensation Plans Not Approved by Security holders	7,477,635	$17.10	3,841,884

Total	24,964,084		5,630,608

(1)

This reflects our 1997 Stock Plan (the “1997 Plan”) and 1997 Employee Stock Purchase (the “ESPP”).  The 1997 Plan provides for an annual increase in the number of Shares (as defined in 1997 Plan) reserved and available for issuance under the 1997 Plan equal to the lesser of (i) the number of Shares needed to restore the maximum aggregate number of Shares which may be optioned and sold under the 1997 Plan to 4,000,000 (after giving effect to a four-for-one split of the Registrant’s Common Stock effective June 15, 2000), (ii) four percent (4%) of the outstanding Shares, as of the last business day of such fiscal year, or (iii) a lesser number of Shares determined by the Board of Directors.  The ESPP provides for an annual increase in the number of Shares (as defined in the ESPP)  reserved and available for issuance under the ESPP equal to the lesser of (i) the number of Shares needed to restore the maximum aggregate number of Shares which may be sold under the ESPP to 1,600,000 (after giving effect to a four-for-one split of the Registrant’s Common Stock effective June 15, 2000), (ii) one percent (1%) of the outstanding Shares as of the last business day of such fiscal year, or (iii) a lesser number of Shares determined by the Board of Directors.

1999 Nonstatutory Stock Option Plan

In October 1999, we adopted our 1999 Nonstatutory Stock Option Plan, which authorizes the issuance of nonstatutory options to employees and consultants. The 1999 Nonstatutory Stock Option Plan is our only equity compensation plan that was not approved by our stockholders. We have reserved 14,800,000 shares of Common Stock for issuance under the plan. The plan expires ten years after adoption, and our Board of Directors or a committee designated by our Board of Directors has the authority to determine to whom options will be granted, the number of shares, the vesting period, the expiration date, and the exercise price (which generally is the fair market value at the date of grant).

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information regarding options granted during 2004 to each of the persons named in the Summary Compensation Table.

	Individual Grants

	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price Per Share (3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (1)

Names						5%	10%

Geoff Tate	100,000	(4)	3.3181	$24.04	12/03/14	$1,511,863	$3,831,357
David Mooring	85,000	(4)	2.8204	24.04	12/03/14	1,285,083	3,256,653
Laura S. Stark	85,000	(4)	2.8204	24.04	12/03/14	1,285,083	3,256,653
Robert K. Eulau	60,000	(4)	1.9908	24.04	12/03/14	907,118	2,298,814
John D. Danforth	100,000	(5)	3.3181	31.16	01/30/14	1,959,636	4,966,102
	40,000	(6)	1.3272	31.16	01/30/14	783,854	1,986,441
	20,000	(7)	0.6636	31.16	01/30/14	391,927	993,220
	70,000	(4)	2.3226	24.04	12/03/14	1,058,304	2,681,950

(1)

Potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year term. These numbers are calculated based on SEC requirements and do not reflect our estimate or projection of our future stock price.

(2)	We granted options to purchase 3,013,800 shares of common stock to all employees during 2004.
(3)	Unless otherwise indicated, options were granted at an exercise price equal to the fair market value of our common stock at the date of grant.
(4)	Options granted vest ratably over 12 months in 2009.
(5)	Options granted vest ratably over 24 months in 2004 and 2005.
(6)	Options granted vest ratably over 12 months in 2008.
(7)	Options granted vest ratably over 12 months in 2007.

AGGREGATED OPTION EXERCISES IN 2004 FISCAL AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information with respect to persons named in the Summary Compensation Table concerning exercised and unexercised options held as of December 31, 2004.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (1)		Value of Unexercised In-the-Money Options At Fiscal Year-End (2)
	Shares Acquired on Exercise	Value Realized
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Geoff Tate	31,534	$ 365,855	2,290,400	1,185,000	$24,769,784	$7,704,360
David Mooring	613,000	15,325,304	1,432,000	1,020,000	12,226,125	7,704,360
Laura S. Stark	138,695	2,674,778	312,265	550,000	2,738,712	3,699,765
Robert K. Eulau	110,000	1,680,481	305,874	402,126	4,268,711	4,291,760
John D. Danforth	140,000	3,240,096	194,703	595,297	2,147,613	5,226,427

(1)

Although some options are immediately exercisable for all the shares subject to the option, any shares purchased under such an option are subject to repurchase by Rambus, at the exercise price paid per share, in the event the optionee ceases to provide services to Rambus prior to vesting in those shares.

(2)

Market value of underlying securities based on the closing price of the Rambus Common Stock on December 31, 2004 (the last trading day of fiscal 2004) on the Nasdaq Stock Market of $23.00 minus the exercise price.

Change of Control and Severance Arrangements

Mr. Mooring, a Rambus Director and former President, entered into an employment agreement with the Company dated January 14, 2004. During the first year, Mr. Mooring received cash compensation equal to his 2003 base salary of $312,000, and a target bonus subject to Rambus’s normal payroll practices. After January 14, 2005, the agreement allowed for Mr. Mooring to convert to a part-time basis, which occurred on February 7, 2005. During the part-time period of a year, Mr. Mooring will receive a salary and bonus pro-rated against his 2004 full-time compensation, based upon the percentage of full-time employment, which would not be less than 50%, and is currently 70%. The agreement may be extended by the mutual agreement of Mr. Mooring and the Company.  During his employment with us, Mr. Mooring is entitled to participate in all applicable employee benefit programs.

Under the employment agreement, if Mr. Mooring’s employment is terminated prior to January 17, 2006 either (i) without “cause” by the Company; (ii) by Mr. Mooring for “good cause”; or (iii) as a result of Mr. Mooring’s “disability” (as such terms are defined in the agreement) then, providing Mr. Mooring is bound by a specific Release of Claims Agreement, any shares held by Mr. Mooring subject to any vesting would accelerate and become immediately exercisable as if he had remained employed by us through January 17, 2006.

10b5-1 Trading Plans	The following persons currently have 10b5-1 trading plans in place: John Danforth, William Davidow, Robert Eulau, Mark Horowitz, David Mooring, and Geoff Tate.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of these forms, we believe that during fiscal 2004 all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements, except that a late Form 4 was filed on behalf of Laura S. Stark.  The Form 4 was related to Ms. Stark’s exercise of employee stock options on April 27, 2004.  This Form 4 was filed upon discovery that such report was not timely filed.

Certain Relationships and Related Transactions

In October 2002, Rambus licensed its serial link technology to Universal Network Machines, Inc. in exchange for a license fee and royalties based on Universal Network Machines, Inc.’s sales of products incorporating the licensed technology.  This agreement was approved by a majority of the independent and disinterested members of the Board.  Bruce Dunlevie, a member of our Board, is a director of Universal Network Machines, Inc.

In December 2002, Rambus engaged Enigma Semiconductor, Inc. to provide services to Rambus in exchange for a service fee.  In February 2003, Rambus purchased 1,894,837 shares of Series A preferred stock of Enigma for an aggregate value of $400,000.  As of December 31, 2003, the closing of the Series A Preferred Stock financing, Rambus’s ownership interest represented approximately 14.9% of the outstanding shares of Enigma.  In May 2003, Rambus licensed its serial link technology to Enigma in exchange for a license fee and royalties based on net sales of Enigma products incorporating the licensed technology.  Kevin Donnelly, our Vice President, Engineering was a director of Enigma until his resignation from such board in April 2004.

In February 2003, Rambus licensed its serial link technology to Raza Microelectronics, Inc. in exchange for a license fee, engineering fees and royalties based on Raza Microelectronics, Inc.’s sales of products incorporating the licensed technology.  In November 2003, Rambus signed an amendment to its serial link technology agreement with Raza Microelectronics, Inc. in exchange for an additional license fee, engineering fees, and royalties based on Raza Microelectronics Inc.’s sales of products incorporating the licensed technology.  This amendment was approved by a majority of the independent and disinterested members of the Board.  Bruce Dunlevie, a member of our Board, is a director of Raza Microelectronics, Inc.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Audit Committee

The information regarding our Audit Committee set forth below shall not be deemed to be “soliciting material” or  to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

Audit Committee charter

The Board adopted and approved a new charter for the Audit Charter Committee in January 1998.  In November 2002, the Board amended the Audit Committee charter.  The Board amended and restated the Audit Committee Charter in March 2004 to bring the charter  into compliance with the final rules of the SEC and NASD.

Financial Expert

The Board of Directors determined Mr. Hughes, who served as  Audit Committee Chairman during 2004, until his appointment as Chief Executive Officer on January 9, 2005 was the “Audit Committee financial expert” as defined in Item 401(h) of Regulation S-K.  As of March 11, 2005, the Board of Directors determined that Mr. Bentley is the “Audit Committee financial expert” as defined in Item 401(h) of Regulation S-K.

Report of the Audit Committee

The following is the report of the Audit Committee of the Board of Directors with respect to our audited financial statements for the fiscal year ended December 31, 2004, which include our consolidated balance sheets as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the twelve months ended December 31, 2004 and December 31, 2003, and the three month transition period from October 1, 2002 to December 31, 2002, which is unaudited, and the notes thereto.

Review with Management	The Audit Committee has reviewed and discussed our audited financial statements with management.

Review and Discussions with the Independent Registered Public Accounting Firm

The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as may be modified or supplemented, which includes, among other items, matters related to the conduct of the audit of our financial statements.

The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) (which relates to the auditors’ independence from us and our related entities), as may be modified or supplemented, and has discussed with PricewaterhouseCoopers LLP its independence from us.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Respectfully submitted by:

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

William Davidow
P. Michael Farmwald

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee (the “Committee”) administers, determines, and reviews the compensation program for the Chief Executive Officer, other officers, key executives, and outside directors, including the executive officers listed on the Summary Compensation Table (the “named executives”).   The Committee also oversees the administration of general employee benefit plans, including the Company’s employee equity compensation plan and the employee stock purchase plan. The Committee has the authority to retain and terminate any independent, third-party compensation consultant and to obtain independent advice and assistance from internal and external legal counsel, accounting and other advisors.

Members and Purpose of Compensation Committee

Three independent, non-employee directors serve on the Committee, which currently consists of directors Bruce Dunlevie, P. Michael Farmwald, and Kevin Kennedy. The Compensation Committee sets policy and administers our cash and equity incentive programs for the purpose of attracting and retaining highly-skilled executives and key employees who will promote our business goals and build long-term stockholder value. The Compensation Committee is also responsible for reviewing and making recommendations to the Board regarding all forms of compensation for our executive officers.

Compensation Philosophy and Policies

The policy of the Committee is to ensure that the Company’s executive compensation programs support the Company’s primary objective of creating value for its stockholders. Accordingly, the policy of the Committee is to attract and retain key personnel through the payment of competitive base salaries and to encourage and reward performance through bonuses and stock ownership. Rambus has structured its compensation and benefits programs to motivate the management team to achieve or exceed key objectives by making a significant portion of individual compensation directly dependent on the Company’s achievement of financial goals, and by providing significant rewards for exceeding those goals. The Committee believes the Company’s compensation and benefits programs promote management’s achievement of key objectives on a sustained basis and provide an effective means of enhancing long-term stockholder return.

The Committee and Management utilize peer group comparisons and benchmarking surveys to provide a reliable indicator of Rambus’s compensation programs in the marketplace. The peer group comparision utilizes metrics available from the following companies: Actel Corp., Artisan Components Inc., Ceva Inc., DSP Group Inc., FormFactor Inc., InterDigital Communications Corporation, MIPS Technologies Inc., Magma Design Automation Inc., OmniVision Technologies Inc., Pixelworks Inc., Tessera Technologies, and Virage Logic Corp. The Committee also uses benchmarking surveys that provide summarized data levels of base salary, equity-based and other long-term incentives. The Committee feels that peer group comparisons, and benchmarking surveys provide an acceptable reference for the purposes of assessing Rambus’s compensation objectives.

In 2004, Management hired Compensia, Inc., an independent, third-party compensation consultant to assist the Committee in evaluating its current compensation programs.

The Committee’s objectives are to:

	•	use total compensation (salary plus annual cash bonus) to recognize each officer’s scope of responsibility, role in the organization, experience, performance and contribution;

	•	utilize a combination of equity based incentives and compensation to promote long-term growth, success, and stockholder value;

	•	ensure that the total compensation program will motivate, retain and attract executives of outstanding abilities; and

	•	ensure that current cash and equity incentive opportunities are competitive with comparable companies.

Annual Salary

The annual salary for officers and employees is determined relative to job scope, past and present contributions for performance, compensation for similar positions at peer and/or other high-technology companies, and individual factors.  We emphasize pay-for-performance in all components of compensation, making salary adjustments based on individual employee performance relative to compensation levels among employees in similar positions in the defined talent market.  In 2004, annual salary represented 50% of the annual total target cash for our CEO, and between 56% to 63% for other officers.

The Committee reviews officer salaries annually.  To identify compensation practices for similar officer positions among other high-technology companies, the Committee used compensation information provided in independent, third-party, published surveys.  The Committee also considered Company and Business Unit performance, incumbent performance and experience, relative levels of pay among the officers, and recommendations from the CEO and the Company’s Human Resources staff.

Annual Cash Bonus

The Committee rewards achievement at specified levels of financial and individual performance.  Each officer has a target bonus level that is competitive with target bonuses for similar positions reported in our independent, third-party surveys.  The Committee’s independent compensation consultant also reviewed the target bonus levels and reported to the Committee that the targets are competitive in comparison to the peer group specified in “Compensation Philosophies and Policies,” earlier in this report.

The Committee believes that financial performance is a key measurement in determining bonus awards.

Equity Compensation

Ownership of our Common Stock is a key element of executive compensation. Our officers and other employees are eligible to participate in the 1997 Stock Plan and the 1997 Employee Stock Purchase Plan (the Purchase Plan). Non-executive officer employees are also eligible to participate in the 1999 Stock Plan. The 1997 Stock Plan permits the Board or the Compensation Committee to grant restricted stock, stock options, stock purchase rights and Common Stock Equivalents to employees, including executive officers, on such terms as the Board or the Compensation Committee may determine. The 1999 Stock Plan permits the Board or the Compensation Committee to grant stock options to employees on such terms as the Board or the Compensation Committee may determine. The Compensation Committee has authority to grant and administer stock options to all of our employees.

Rambus grants options to substantially all employees.  The practice is essential to the success of the Company, enabling Rambus to attract and retain a highly talented and marketable employee population, and enabling clear employee focus on building shareholder value.

In determining the size of a stock option grant to a new officer or other new key employee, the Compensation Committee takes into account equity participation by comparable employees within Rambus, external competitive circumstances and other relevant factors.  These options typically vest ratably over 60 months and thus require the employee’s continuing service to the Company.  Additional options may be granted to current employees to reward performance or to provide additional unvested equity incentives. The vesting of these additional stock options usually will not begin until previous option grants have become fully vested, at which point they will generally vest ratably over a one or two year period.

In 2004, grants to executive officers, with the exception of grants for new hires and performance based grants, were made in the fourth quarter of 2004.  In determining the grants for each officer, the Committee considered each officer’s performance and contribution during the fiscal year, analyses reflecting the value delivered, and competitive practices.

The Purchase Plan permits employees to acquire our common stock through payroll deductions and promotes broad-based equity participation throughout Rambus.

The Committee believes that these stock plans align the interests of the employees with the long-term interests of the stockholders.

401(k) Plan

The Company also maintains a 401(k) Plan to provide retirement benefits through tax deferred salary deductions for all employees. We contribute an additional 10% of each employee’s contributions on a  quarterly basis. The contribution made by us is immediately vested.

Egalitarian Culture

Rambus seeks to maintain an egalitarian culture in its facilities and operations.  Officers are not entitled to operate under different standards than other employees. We do not provide officers with reserved parking spaces or separate dining or other facilities, nor do we have programs for providing personal-benefit perquisites to officers, such as permanent lodging, personal entertainment or family travel. Our health care and other insurance programs are the same for all eligible employees, including officers.

Committee Actions During 2004

The Committee and Company Management collaborated on several initiatives during 2004 that further evolve and enhance the governance and alignment of compensation and benefit practices with the interests of stockholders.

Section 162(m)

The Committee has considered the potential future effects of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of $1 million per executive per year, but excludes from the calculation of such $1 million limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met.

None of our executive officers approached the $1 million limit in fiscal 2004. However, the provisions of Section 162(m) merit current consideration because, under certain circumstances, the difference between the fair market value and the exercise price of options granted in the present time period, measured at the time of exercise, could be included in the calculation under Section 162(m) of the executive officers’ compensation in the time period in which the exercise occurs.

This result can be avoided if the plans under which such options are granted comply with certain requirements at the time of grant, including administration by a committee consisting solely of two or more outside directors and stockholder approval of the terms of the plan, including approval of an annual limit stated in the plan on the number of shares with respect to which options may be granted to any employee. Our 1997 Stock Plan has been designed and administered to meet these requirements. We have not attempted to structure other elements of executive compensation to qualify as performance-based compensation for purposes of Section 162(m).

2004 Executive Compensation

Our executive compensation philosophy is that base salary and cash bonuses should reflect our overall financial and non-financial performance and that non-cash compensation should be closely aligned with stockholder interests.

2004 Chief Executive Officer Compensation

Geoff Tate joined us as President and Chief Executive Officer in 1990 and served as Chief Executive Officer during 2004. Mr. Tate does not have an employment or severance agreement with us. In setting Mr. Tate’s compensation, the Compensation Committee, in addition to considering the factors for all executive officers described above, also considers data reflecting comparative compensation information from other companies.

In 2004, Mr. Tate’s compensation was based on our overall performance in relation to goals set in the beginning of the year. This amount, in addition to annual incentives, was estimated to provide an annual cash compensation level at the average compensation amounts as the above mentioned comparable companies. In setting this amount, the Compensation Committee took into account (i) its belief that Mr. Tate was a Chief Executive Officer of a leading technology company who has significant and broad-based experience in the semiconductor industry, (ii) the scope of Mr. Tate’s responsibility, and (iii) the Board’s recognition that Mr. Tate has positioned the Company for sustained long-term growth. Considering these factors, in 2004, Mr. Tate was granted options to purchase 100,000 shares of common stock.  These options vest ratably over the 12 months in January 2009.  The Compensation Committee has determined this grant is consistent with competitive practices and closely align Mr. Tate’s interest with those of our stockholders.

During the year ended December 31, 2004, Rambus achieved several, of its corporate objectives, that the Compensation Committee had established to measure Mr. Tate’s performance. The Compensation Committee then analyzed Mr. Tate’s individual performance as exceeding expectations, primarily reflecting his success in Rambus’s achievement of these goals.

Based upon our review, we found the compensation of the Chief Executive Officer and the other executive officers to be reasonable and not excessive.

Respectfully submitted by:

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Bruce Dunlevie, Chairman
Kevin Kennedy

PERFORMANCE GRAPH

The following graph compares the cumulative total return to stockholders on our common stock with the cumulative total return of the Nasdaq Stock Market Index-U.S. (Nasdaq US Index), the RDG Semiconductor Composite Index and, through December 31, 2004. The graph assumes that $100 was invested on September 30, 1999, in our common stock, the Nasdaq US Index, and the RDG Semiconductor Composite Index, including reinvestment of dividends.  No dividends have been declared or paid on our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

COMPARISON OF 63 MONTH CUMULATIVE TOTAL RETURN*
AMONG RAMBUS INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE RDG SEMICONDUCTOR COMPOSITE INDEX

* $100 invested on 9/30/99 in stock or index-including reinvestment of dividends.
Fiscal year ending December 31.

OTHER MATTERS

The information contained above under the captions “Report of the Compensation Committee of the Board of Directors” and “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that we specifically incorporate it by reference into such filing

The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters

 It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

BY ORDER OF THE BOARD OF DIRECTORS

Los Altos, California
March 18, 2005

RAMBUS INC.
4440 EL CAMINO REAL
LOS ALTOS, CA 94022

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 2, 2005. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 2, 2005. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL -
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Rambus Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RAMBUS INC.

1.	Election of Class II Directors		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number for whom you would like to withhold authority to vote for on the line below.

	Nominees:	01) J. Thomas Bentley	☐	☐	☐
02) P. Michael Farmwald
03) Kevin Kennedy
04) Geoff Tate

		For	Against	Abstain

2.	Ratification of appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2005.	☐	☐	☐

Please sign exactly as your name appears above.
When shares are registered in the names of two or
more persons, whether as joint tenants, as
community property or otherwise, both or all of
such persons should sign. When signing as
attorney, executor, administrator, trustee,
guardian or in another fiduciary capacity, please
give full title as such. If a corporation, please
sign in full corporate name by President or other
authorized person. If a partnership, please sign
in partnership’s name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Rambus Inc.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 3, 2005.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RAMBUS INC.

The undersigned stockholder of Rambus Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated March 18, 2005 and hereby appoints Harold Hughes and John Danforth, and each of them as proxies and attorneys-in-fact, each with full power of substitution and re-substitution to represent the undersigned at the Annual Meeting of Stockholders of Rambus Inc. to be held on May 3, 2005 at 10:00 a.m., local time, at the Westin Palo Alto Hotel, 675 El Camino Real, Palo Alto, California 94301, and at any adjournment or postponement thereof, and to vote all shares of Common Stock of the Company held of record by the undersigned as hereinafter specified upon the proposals listed on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS ON THE REVERSE SIDE AND, AS THE PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS OUTLINED ON THE REVERSE SIDE.

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE		SEE REVERSE
SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SIDE